                                                                    EXHIBIT 99


* Information regarding the computation of earnings per share is set forth in the Notes to Consolidated Financial Statements.


                                  APPENDIX "A"



                       SMART CHOICE AUTOMOTIVE GROUP, INC.
                                AND SUBSIDIARIES


                                    CONTENTS





  REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                    F-2
  CONSOLIDATED FINANCIAL STATEMENTS                             F-1

      Balance sheets                                            F-3  -  F-4
      Statements of operations                                  F-5
      Statements of stockholders' equity                        F-6
      Statements of cash flows                                  F-7  -  F-8
      Summary of significant accounting policies                F-9  -  F-13
      Notes to consolidated financial statements                F-14 -  F-48

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors
Smart Choice Automotive Group, Inc.
Titusville, Florida



We have audited the accompanying consolidated balance sheets of Smart Choice Automotive Group, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Smart Choice Automotive Group, Inc. and subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


                                                  /s/ BDO Seidman, LLP
                                                  -------------------------
                                                  BDO Seidman, LLP



Orlando, Florida
April 12, 1999

                       SMART CHOICE AUTOMOTIVE GROUP, INC.
                                AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEETS



                                                           DECEMBER 31,
                                                 ------------------------------
                                                     1998              1997
                                                 ------------       -----------
ASSETS

Cash and cash equivalents                        $  1,268,589       $ 1,066,949
Accounts receivable                                 1,206,710         1,773,124
Finance receivables:
  Principal balances, net                          79,342,835        40,084,412
  Less allowance for credit losses                (12,157,569)       (6,857,265)
                                                 ------------       -----------
         Finance receivables, net                  67,185,266        33,227,147
                                                 ------------       -----------

Inventories, at cost                               20,004,600        15,516,084
Land held for resale                                       --         1,050,000
Property and equipment, net                         7,655,324         9,214,207
Notes receivable                                      425,000            46,280
Deferred financing costs, net of accumulated
  amortization of $343,063 and $207,508               226,152           426,823

Goodwill, net of accumulated amortization of
  $1,117,432 and $470,897                          23,871,080        25,562,162
Prepaid expenses                                    1,263,858         1,008,229
Deposits and other assets                             485,454           213,986
                                                 ------------       -----------
                                                 $123,592,033       $89,104,991
                                                 ------------       -----------

                       SMART CHOICE AUTOMOTIVE GROUP, INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS



                                                            DECEMBER 31,
                                                 -------------------------------
                                                    1998                1997
                                                 ------------       ------------

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Bank overdraft                                 $  3,112,930       $         --
  Accounts payable                                  4,746,157          5,259,903
  Accrued expenses                                  3,664,651          4,633,841
  Line of credit, net of discount                  63,612,433         31,229,600
  Floor plans payable                               8,701,968          8,287,092
  Capital lease obligations                           997,916            940,280
  Notes payable                                    28,343,479         29,197,458
  Other liabilities                                        --             94,913
                                                 ------------       ------------
       TOTAL LIABILITIES                          113,179,534         79,643,087
                                                 ------------       ------------


CONTINGENT REDEMPTION VALUE OF COMMON
  STOCK PUT OPTIONS                                 1,539,148          2,840,000

REDEEMABLE CONVERTIBLE PREFERRED STOCK                 10,000          4,941,834

STOCKHOLDERS' EQUITY:
  Preferred stock $.01 par value, authorized
    5,000,000 shares; issued and outstanding
    595 shares                                      5,891,410                 --
  Common stock $.01 par value, authorized
    50,000,000 shares; issued and outstanding
    6,676,545 and 4,867,004 shares                     66,765             48,670
  Additional paid-in capital                       30,054,488         21,317,126
  Common stock notes receivable                      (115,200)                --
  Accumulated deficit                             (27,034,112)       (19,685,726)
                                                 ------------       ------------
       TOTAL STOCKHOLDERS' EQUITY                   8,863,351          1,680,070
                                                 ------------       ------------
                                                 $123,592,033       $ 89,104,991
                                                 ------------       ------------

                       SMART CHOICE AUTOMOTIVE GROUP, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   YEAR ENDED DECEMBER 31,
                                          --------------------------------------
                                              1998          1997        1996 (a)
                                          -----------   ------------  ----------
REVENUES:
  Sales at used car stores                $78,227,027   $ 35,279,228  $       --
  Income on finance receivables            15,709,539      6,898,694          --
  Income from insurance and training        1,448,261      1,177,903          --
                                          -----------   ------------  ----------

         Total revenues                    95,384,827     43,355,825          --
                                          -----------   ------------  ----------

COSTS AND EXPENSES:
  Costs of sales at used car stores        57,233,088     25,639,741          --
  Provision for credit losses              13,371,169      4,941,983          --
  Costs of insurance and training              87,909         85,098          --
  Selling, general and administrative
     expenses                              22,739,174     17,599,003     670,616
  Compensation expense related to
     employee and director stock options      215,875      4,649,702          --
  Restructuring charges                            --      2,117,906          --
                                          -----------   ------------  ----------

         Total costs and expenses          93,647,215     55,033,433     670,616
                                          -----------   ------------  ----------

         Income (loss) from operations      1,737,612    (11,677,608)   (670,616)
                                          -----------   ------------  ----------

OTHER INCOME (EXPENSE):
  Interest expense                         (8,751,661)    (5,573,307)    (33,172)
  Other income (expense), net                 777,574         (4,772)         --
  Abandoned public offering costs          (1,062,962)            --          --
                                          -----------   ------------  ----------

                                           (9,037,049)    (5,578,079)    (33,172)
                                          -----------   ------------  ----------

NET LOSS FROM CONTINUING OPERATIONS        (7,299,437)   (17,255,687)   (703,788)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS    428,838     (1,392,918)         --
                                          -----------   ------------  ----------

NET LOSS                                   (6,870,599)   (18,648,605)   (703,788)

PREFERRED STOCK DIVIDENDS                    (477,787)      (333,333)         --
                                          -----------   ------------  ----------
NET LOSS APPLICABLE TO COMMON STOCK       $(7,348,386)  $(18,981,938) $ (703,788)
                                          -----------   ------------  ----------
BASIC AND DILUTED INCOME (LOSS) PER
  COMMON SHARE:

  Continuing operations                   $     (1.26)  $     (3.97)  $     (.26)
  Discontinued operations                         .07          (.31)          --
                                          -----------   -----------   ----------
BASIC AND DILUTED LOSS PER COMMON SHARE   $     (1.19)  $     (4.28)  $     (.26)
                                          -----------   -----------   ----------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING                               6,193,472     4,430,367    2,744,216
                                          -----------   -----------   ----------

SEE ACCOMPANYING SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

(a) PERIOD FROM INCEPTION (JUNE 21, 1996) THROUGH DECEMBER 31, 1996.

                       SMART CHOICE AUTOMOTIVE GROUP, INC.
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                               PREFERRED STOCK                  COMMON STOCK
                                                                        ---------------------------    ----------------------------
                                                                           NUMBER                        NUMBER
                                                                             OF                            OF              PAR
                                                                           SHARES          VALUE          SHARES          VALUE
                                                                        ------------   ------------    ------------    ------------

BALANCE, June 21, 1996 (date of inception)                                        --   $         --              --    $         --

Issuance of founders' shares                                                      --             --       2,744,216          27,442

Net loss                                                                          --             --              --              --

                                                                        ------------   ------------    ------------    ------------

BALANCE, December 31, 1996                                                        --             --       2,744,216          27,442

Common stock issued for acquisitions                                              --             --       2,055,476          20,555
Contribution and retirement of common stock                                       --             --        (165,714)         (1,657)
Common stock options granted to employees and directors                           --             --              --              --
Common stock options and warrants granted to lenders and consultants              --             --              --              --
Treasury stock purchased and retired                                              --             --          (1,000)            (10)
Issuance of common stock for professional services                                --             --           8,965              90
Issuance of common stock for conversion of debt                                   --             --         221,257           2,212
Exercise of common stock options and warrants, net                                --             --           3,804              38
Convertible debt issued at a discount                                             --             --              --              --
Common stock issued by stockholders for cancellation of common
  stock options granted by the Company                                            --             --              --              --
Contribution to capital                                                           --             --              --              --
Contingent liability of put options                                               --             --              --              --
Preferred stock dividend                                                          --             --              --              --
Net loss                                                                          --             --              --              --
                                                                        ------------   ------------    ------------    ------------

BALANCE, December 31, 1997                                                        --             --       4,867,004          48,670

Issuance of common stock for conversion of debt                                   --             --         343,943           3,439
Issuance of common stock for conversion of preferred stock and accrued
  dividends                                                                       --             --       1,398,962          13,990
Issuance of common stock for services                                             --             --           4,547              45
Exercise of common stock options, net                                             --             --          71,250             713
Purchase and retirement of treasury stock                                         --             --          (9,161)            (92)
Modification to conversion price of debt                                          --             --              --              --
Common stock warrants granted to preferred stockholders                           --             --              --              --
Common stock options granted to directors                                         --             --              --              --
Decrease in contingent liability of put options                                   --             --              --              --
Preferred stock dividends                                                         --             --              --              --
Issuance of preferred stock, net                                                 595      5,891,410              --              --
Net loss                                                                          --             --              --              --
                                                                        ------------   ------------    ------------    ------------

BALANCE, December 31, 1998                                                       595   $  5,891,410       6,676,545    $     66,765
                                                                        ------------   ------------    ------------    ------------

                                                                                         COMMON
                                                                         ADDITIONAL       STOCK
                                                                          PAID-IN         NOTES         ACCUMULATED
                                                                          CAPITAL       RECEIVABLE        DEFICIT         TOTAL
                                                                        ------------   ------------    ------------    ------------
BALANCE, June 21, 1996 (date of inception)                              $         --   $         --    $         --              --
Issuance of founders' shares                                                 (21,474)            --              --           5,968
Net loss                                                                          --             --        (703,788)       (703,788)
                                                                        ------------   ------------    ------------    ------------
BALANCE, December 31, 1996                                                   (21,474)            --        (703,788)       (697,820)

Common stock issued for acquisitions                                      14,393,325             --              --      14,413,880
Contribution and retirement of common stock                                    1,657             --              --              --
Common stock options granted to employees and directors                    3,809,826             --              --       3,809,826
Common stock options and warrants granted to lenders and consultants       1,957,953             --              --       1,957,953
Treasury stock purchased and retired                                         (13,580             --              --         (13,590
Issuance of common stock for professional services                            99,716             --              --          99,806
Issuance of common stock for conversion of debt                            1,767,844             --              --       1,770,056
Exercise of common stock options and warrants, net                            41,638             --              --          41,676
Convertible debt issued at a discount                                        827,685             --              --         827,685
Common stock issued by stockholders for cancellation of common
  stock options granted by the Company                                       800,000             --              --         800,000
Contribution to capital                                                      159,203             --              --         159,203
Contingent liability of put options                                        (2,840,00)            --              --      (2,840,000)
Preferred stock dividend                                                     333,333             --        (333,333)             --
Net loss                                                                          --             --      (18,648,60)     (18,648,60)
                                                                        ------------   ------------    ------------    ------------

BALANCE, December 31, 1997                                                21,317,126             --      (19,685,72)      1,680,070

Issuance of common stock for conversion of debt                            1,494,277             --              --       1,497,716
Issuance of common stock for conversion of preferred stock
  and accrued dividends                                                    5,042,066             --              --       5,056,056
Issuance of common stock for services                                         36,331             --              --          36,376
Exercise of common stock options, net                                        403,634       (115,200)             --         289,147
Purchase and retirement of treasury stock                                    (93,808             --              --         (93,900
Modification to conversion price of debt                                      83,333             --              --          83,333
Common stock warrants granted to preferred stockholders                      254,802             --              --         254,802
Common stock options granted to directors                                    215,875             --              --         215,875
Decrease in contingent liability of put options                            1,300,852             --              --       1,300,852
Preferred stock dividends                                                         --             --        (477,787)       (477,787)
Issuance of preferred stock, net                                                  --             --              --       5,891,410
Net loss                                                                          --             --      (6,870,599)     (6,870,599)
                                                                        ------------   ------------    ------------    ------------

BALANCE, December 31, 1998                                              $ 30,054,488   $   (115,200)   $ (27,034,11)   $  8,863,351
                                                                        ------------   ------------    ------------    ------------

                       SMART CHOICE AUTOMOTIVE GROUP, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                 --------------------------------------------
                                                                                     1998            1997           1996(a)
                                                                                 ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net loss                                                                       $ (6,870,599)   $(18,648,605)   $   (703,788)
  Adjustments to reconcile net loss to net cash provided by (used for)
    operating activities:
      Depreciation                                                                    725,107         445,311           2,132
      Amortization                                                                  1,489,089       1,239,929           2,249
      Gain on disposal of property and equipment                                       95,324          (8,166)             --
      Impairment of goodwill                                                        1,045,847              --              --
      Write-down of inventory                                                       1,094,096              --              --
      Provision for credit losses                                                  13,371,169       4,941,983              --
      Compensation expense related to stock options                                   215,875       4,649,702              --
      Issuance of common stock for services and interest                               36,376         374,806           4,968
      Stock options and warrants issued to consultants, lenders and others            254,802       1,296,863              --
      Modification to conversion price of debt                                         83,333              --              --
      Cash provided by (used for), net of effect of acquisitions:
        Accounts receivable                                                           172,514        (662,488)        (25,000)
        Inventories                                                                (5,582,612)     (5,969,719)             --
        Prepaid expenses                                                             (255,629)        679,663              --
        Accounts payable                                                             (513,746)      2,668,636         438,890
        Accrued expenses and other liabilities                                     (1,064,103)      3,048,563         183,314
                                                                                 ------------    ------------    ------------

Net cash provided by (used for) operating activities                                4,296,843      (5,943,522)        (97,235)
                                                                                 ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Increase in finance receivables                                                 (47,329,288)    (13,600,550)             --
  Cash for acquisitions, net of cash acquired                                              --      (7,927,844)             --
  Advances to acquired companies prior to acquisition                                      --      (4,230,761)             --
  Purchase of property and equipment                                               (1,148,386)     (1,356,644)        (24,586)
  Increase in notes receivable                                                       (425,000)             --        (400,000)
  Repayments of notes receivable                                                       46,280         530,420              --
  Proceeds from disposal of property and equipment                                  3,253,354          24,425              --
  Other                                                                              (293,572)        (21,981)       (244,101)
                                                                                 ------------    ------------    ------------

Net cash used for investing activities                                            (45,896,612)    (26,582,935)       (668,687)
                                                                                 ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of preferred stock                                             5,891,410       4,554,812         387,022
  Proceeds from sale of common stock                                                       --              --           1,000
  Proceeds from exercise of common stock options and warrants                         289,147           1,800              --
  Purchase of treasury stock                                                               --         (13,590)             --
  Increase (decrease) in bank overdraft                                             3,112,930         (82,884)         82,884
  Proceeds from line of credit borrowings                                          32,300,000      16,462,090              --
  Proceeds from floor plan notes payable                                              414,876       4,201,467              --
  Proceeds from notes payable                                                       7,096,690      14,163,892         322,000
  Repayment of notes payable                                                       (6,647,539)     (5,271,154)             --
  Proceeds from capital lease obligations                                                  --         251,722              --
  Repayments of capital lease obligations                                            (258,880)        (67,402)             --
  Payments of dividends                                                              (353,566)             --              --
  Deferred financing costs                                                            (43,659)       (607,347)        (26,984)
                                                                                 ------------    ------------    ------------

Net cash provided by financing activities                                          41,801,409      33,593,406         765,922
                                                                                 ------------    ------------    ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                             201,640       1,066,949              --

CASH AND CASH EQUIVALENTS, beginning of year                                        1,066,949              --              --
                                                                                 ------------    ------------    ------------

CASH AND CASH EQUIVALENTS, end of year                                           $  1,268,589    $  1,066,949    $         --
                                                                                 ------------    ------------    ------------

SEE ACCOMPANYING SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

(a) PERIOD FROM INCEPTION (JUNE 21, 1996) THROUGH DECEMBER 31, 1996.

                       SMART CHOICE AUTOMOTIVE GROUP, INC.
                                AND SUBSIDIARIES

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Smart Choice Automotive Group, Inc. and its wholly-owned subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

CONCENTRATION OF CREDIT RISK

     The Company provides sales finance services in connection with the sale of used cars to individuals residing primarily in Central and South Florida.

     Periodically during the year, the Company maintains cash in financial institutions in excess of the amounts insured by the federal government.

REVENUE RECOGNITION

     Income on finance receivables is recognized using the interest method. Direct loan origination costs are deferred and charged against finance income over the life of the related installment sales contract as an adjustment of yield.

     Revenue from the sale of cars is recognized upon delivery, when the sales contract is signed and the agreed-upon down payment has been received.

     Parts and accessories sales are recognized upon shipment of products to customers.

FINANCE RECEIVABLES

     The Company originates installment sales contracts from its Company dealerships. Finance receivables consist of contractually scheduled payments from installment sales contracts net of unearned finance charges, direct loan origination costs and an allowance for credit losses. The Company follows the provisions of Statement of Financial Accounting Standards No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Unearned finance charges represent the balance of finance income (interest) remaining from the capitalization of the total interest to be earned over the original term of the related installment sales contract. Direct loan origination costs represent the unamortized balance of costs incurred in the origination of contracts at the Company's dealerships.

ALLOWANCE FOR CREDIT LOSSES

     The allowance for uncollectible finance receivables is maintained at a level which, in management's judgment, is adequate to absorb potential losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, which all originated in the State of Florida, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, collateral values and economic conditions. Because of uncertainties associated with regional economic conditions, collateral values and future cash flows on impaired loans, it is reasonably possible that management's estimate of credit losses inherent in the loan portfolio and the related allowance may change materially in the near term. However, the amount of change that is reasonably possible cannot be estimated. The allowance for uncollectible finance receivables is increased by a provision for loan losses, which is charged to expense. Repossessed vehicles are recorded as inventory at the lower of estimated net realizable value or the related loan balances. The difference between the balance of the installment contract and the amount recorded as inventory for the repossessed vehicle is charged to the allowance for credit losses.

PRESENTATION OF REVENUES AND COST OF REVENUES

     The prices at which the Company sells its used cars and the interest rate that it charges to finance these sales take into consideration that the Company's primary customers are high-risk borrowers. The provision for credit losses reflects these factors and is treated by the Company as a cost of both the future finance income derived on the contract receivables originated by the Company as well as a cost of the sale of the cars themselves. Accordingly, unlike traditional car dealerships, the Company does not present gross profit margin in its statement of operations calculated as sales of cars less cost of cars sold.

INVENTORY

     Inventory consists of new and used vehicles and vehicle parts and accessories. Vehicle reconditioning costs are capitalized as a component of inventory cost. The cost of new and used vehicles sold is determined on a specific identification basis. Vehicle parts and accessories are valued at the lower of first-in, first-out (FIFO) cost or market. Repossessed vehicles are valued at the lower of estimated net realizable value or the related loan balance.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets by the straight-line method.

GOODWILL

     Goodwill represents acquisition costs in excess of the fair value of net tangible assets of businesses purchased. These costs are being amortized over 40 years on a straight-line basis. Goodwill is evaluated for impairment when events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. The Company uses an estimate of the related undiscounted operating income over the remaining life of goodwill in measuring whether it is recoverable. During the year ended December 31, 1998, the Company recorded a total write-down of goodwill of $1,045,847 from an asset sale and an impairment charge.

DEFERRED FINANCING COSTS

     Deferred financing costs include costs related to obtaining debt financing and are being amortized over the term of the debt.

INCOME TAXES

     The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Measurement of deferred income tax is based on enacted tax rates and laws that will be in effect when the differences are expected to reverse, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized.

IMPAIRMENT OF LONG-LIVED ASSETS

     Assets are evaluated for impairment when events change or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. When any such impairment exists, the related assets will be written down to fair value.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

LOSS PER COMMON  SHARE

     Loss per common share is based upon the weighted average number of common shares outstanding during each period. Potential common shares for 1998, 1997 and 1996 have not been included since their effect would be antidilutive. Potential common shares as of December 31, 1998 include 1,895,375 stock options, warrants exercisable for 919,070 shares, 1,117,135 shares underlying the convertible debt and 536,745 shares underlying the convertible preferred stock.

RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year financial statements to confirm with the current year presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard on July 1, 1999 to affect its consolidated financial statements.

     In June 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires costs of start-up activities and organizational costs, as defined, to be expensed as incurred. The Company does not expect adoption of the new SOP on January 1, 1999 to materially affect its consolidated financial statements.

                       SMART CHOICE AUTOMOTIVE GROUP, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   Organization and Acquisitions

     Smart Choice Automotive Group, Inc. (the "Company"), formerly named "Eckler Industries, Inc.," operates new car dealerships and used car stores in Florida and underwrites, finances, and services retail installment contracts generated from the sale of used cars by its dealerships. The Company also operates an insurance division as well as Eckler's, a supplier of Corvette parts and accessories.

     On January 28, 1997, pursuant to an Agreement and Plan of Merger dated December 30, 1996 (the "Agreement"), Eckler Industries, Inc.("EII") acquired all of the issued and outstanding shares of common stock of Smart Choice Holdings, Inc.("SCHI") in exchange for 1,463,969.5 shares of EII Class A and 788,162 shares of EII Class B, common stock. Under the terms of the Agreement, the shareholders of SCHI obtained approximately 64% of the voting rights of EII. Although EII was the parent of SCHI following the transaction, the transaction was accounted for as a purchase of EII by SCHI (a reverse acquisition in which SCHI is considered the acquirer for accounting purposes), since the shareholders of SCHI obtained a majority of the voting rights in EII as a result of the transaction. Accordingly, the financial statements of the Company for the periods prior to January 28, 1997 are those of SCHI. The purchase price for EII was computed by valuing the outstanding shares of common stock of EII (the equivalent of 1,378,750 shares) at $6.75 or $9,306,563 and acquisition costs of $100,119.

     SCHI was incorporated on June 21, 1996 and was a development-stage corporation prior to January 28, 1997. On August 16, 1996, SCHI acquired the stock of First Choice Auto Finance, Inc. ("FCAF"). On January 28, 1997, in addition to the acquisition of EII, SCHI acquired the stock of Florida Finance Group, Inc. ("FFG"), Dealer Insurance Services, Inc. ("DIS") and Dealer Development Services, Inc. ("DDS"). FFG underwrites, finances and services automobile retail installment contracts and was based in St. Petersburg, Florida prior to moving to the Company headquarters in Titusville, Florida. FCAF was incorporated on March 22, 1994 and had no significant operations or assets until it acquired the assets of Suncoast Auto Brokers, Inc. ("SAB"), and Suncoast Auto Brokers Enterprises, Inc. ("SABE") on January 28, 1997. FCAF, based at the Company headquarters in Titusville, Florida, now operates the three used vehicle lots in St. Petersburg and Tampa, previously operated by SAB and SABE. DIS was based in Tampa, Florida and provided insurance services for automobile dealers. DDS was based in Tampa and provided consulting services and training programs to automobile dealers. During 1998, DDS had no operations, and the related goodwill of $794,852 was recorded as an impairment charge. In September 1998, the net assets of DIS were sold back to the original seller for $425,000 in the form of a note receivable from the buyer. A portion of the DIS goodwill of $250,995 was written off in connection with the sale of the net assets and a net gain of $201,814 was recorded. The DIS operations began focusing on providing credit life, warranty protection and auto insurance to the Company's used car customers. The purchase price of FFG was $1,181,008 notes due to the seller, 142,857 shares of common stock valued at $6.75 per share ($964,285) and acquisition costs of $40,643. The purchase price of DDS and DIS was $781,000 notes due to the sellers and acquisition costs of $24,561.

     On February 12, 1997, the Company acquired the stock of Liberty Finance Company ("Liberty"). On the same date, FCAF acquired the stock of Wholesale Acquisitions, Inc. ("WA"), and Team Automobile Sales and Finance, Inc. ("Team"). FFG services the receivables purchased from Liberty, and FCAF operates the five used vehicle lots previously operated by WA and Team in Orlando, Florida. The outstanding capital stock of Liberty and affiliates was acquired for $1,500,000 notes due to the seller, the equivalent of 176,078 shares of common stock valued at $6.75 per share ($1,188,527) and $109,249 in acquisition costs.

     On February 14, 1997, FCAF acquired the assets of Palm Beach Finance and Mortgage Company ("PBF") and Two Two Five North Military Corp. d/b/a Miracle Mile Motors ("MMM"). FFG services the receivables purchased from PBF, and FCAF operates the used vehicle lot previously operated by MMM located in West Palm Beach, Florida. The net assets of PBF and MMM were acquired for $3,050,000 cash, $1,473,175 notes due to the seller, 142,857 shares of common stock valued at $6.75 per share ($964,285) and $53,299 in acquisition costs.

     On June 27, 1997, the Company acquired the assets of Strata Holdings, Inc. ("SHI") and Ready Finance, Inc. ("RFI"). FCAF operates the three used vehicle lots previously operated by SHI in West Palm Beach, Florida and FFG services the finance receivables purchased from RFI. The net assets of SHI and RFI were acquired for $5,000,000 cash, $4,880,089 notes due to the seller and $27,271 in acquisition costs.

     On June 30, 1997, the Company acquired the assets of Roman Fedo, Inc. ("FEDO") and Fedo Finance, Inc. ("FFI"). FCAF operates the used vehicle lot previously operated by FEDO in West Palm Beach, Florida, and FFG services the finance receivables purchased from FFI. The assets of FEDO were acquired for $268,000 cash, 112,500 shares of common stock valued at $9.00 per share ($1,012,500) and $8,741 in acquisition costs.

     On August 21, 1997, the Company acquired the assets of Jack Winters Enterprises, Inc. ("Winters"). These assets consisted of a retail automobile dealership located in Stuart, Florida for Volvo automobiles and other consumer vehicles. The business is being operated by First Choice Stuart 2, Inc., a 100%-owned subsidiary of the Company and is doing business as Motorcars of Stuart. The purchase price of Winters was $442,500 cash, $1,200,000 notes due the seller, 9,161 shares of common stock valued at $10.25 per share ($93,900) and acquisition costs of $49,540.

     On August 29, 1997, the Company acquired the stock of B&B Enterprises Inc. ("B&B"). B&B operates a retail automobile dealership located in Stuart, Florida for Nissan automobiles and other consumer vehicles. The business is being operated by First Choice Stuart 1, Inc., a 100%- owned subsidiary of the Company and is doing business as Stuart Nissan. The purchase price of B&B was 43,273 shares of common stock valued at $12.625 per share ($546,322) and acquisition costs of $55,385.

     The acquisitions described above have been accounted for using the purchase method of accounting, and accordingly, the purchase prices have been allocated to the assets purchased and the liabilities assumed based upon the fair values at the dates of acquisition. The excess of the purchase prices over the fair values of the net assets acquired was approximately $26,000,000 and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years.

     The operating results of the significant acquired businesses have been included in the consolidated statement of operations from the dates of acquisition. The following pro forma information has been prepared assuming certain of the acquisitions above, which were deemed to be significant acquisitions, had taken place at the beginning of the respective periods. The pro forma information includes adjustments for interest expense that would have been incurred to finance the purchases, additional depreciation based on the fair value of property acquired and the amortization of intangibles arising from the transactions. The pro forma financial information includes the activities of discontinued operations (see Note
     19) and is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed dates.

                                            YEAR ENDED DECEMBER 31,
                                         -----------------------------
                                              1997            1996
                                         -------------    ------------
                                                    UNAUDITED

 Total revenues                          $ 93,247,492     $90,158,113
 Net loss applicable to common stock      (19,884,913)     (3,803,046)
 Basic loss per common share                    (4.32)          (1.34)

     The results of operations of the insignificant acquisitions were not material to the Company's consolidated results of operations.

2.   FINANCE RECEIVABLES

     The following is a summary of principal balances, net as of December 31, 1998 and 1997:

                                                 1998            1997
                                           -------------    -------------

Contractually scheduled payments           $ 113,651,628    $  55,107,232
Less: unearned finance charges               (35,127,485)     (15,510,342)
                                           -------------    -------------

Principal balances                            78,524,143       39,596,890
Add: loan origination costs                      818,692          487,522
                                           -------------    -------------

Principal balances, net                       79,342,835       40,084,412
Less: allowance for credit losses            (12,157,569)      (6,857,265)
                                           -------------    -------------

Finance receivables, net                   $  67,185,266    $  33,227,147
                                           -------------    -------------

     Finance receivables consist of sales of used cars under installment sale contracts with maturities that generally do not exceed 48 months. The receivables bear interest at rates ranging from 25.0% to 29.9% and are collateralized by the vehicles sold. The Company holds title to the vehicles until full contract payment is made. Finance receivables are pledged as collateral under a line of credit agreement (see Note 5).

     Changes in the allowance for credit losses are as follows:

                                          YEAR ENDED DECEMBER 31,
                                        ----------------------------
                                             1998              1997
                                        ------------    ------------

 Balance at beginning of year           $  6,857,265    $         --
 Balance at dates of acquisitions                 --       5,627,937
 Loans charged off, net of recoveries     (8,070,865)     (3,712,655)
 Provision for credit losses              13,371,169       4,941,983
                                        ------------    ------------

 Balance at end of year                 $ 12,157,569    $  6,857,265
                                        ------------    ------------

3.   PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                 DECEMBER 31,
                                            ESTIMATED     ---------------------------
                                           USEFUL LIFE        1998            1997
                                           ------------   ------------   ------------
 Land                                                     $  1,177,091   $  1,177,091
 Buildings and improvements                10-40 years       4,421,271      4,263,930
 Leasehold improvements                    7-39 years        1,043,221        708,009
 Machinery and equipment                   3-7 years           946,796        909,197
 Molds                                     5-10 years          408,712        310,305

 Office equipment and furniture            3-8 years         4,239,758      3,542,413
 Transportation equipment                  3-10 years          134,946      2,482,521
 Signs                                     7 years             251,201        152,234
                                           ------------   ------------   ------------

                                                            12,622,996     13,545,700
 Less accumulated depreciation                               4,967,672      4,331,493
                                                          ------------   ------------

                                                          $  7,655,324   $  9,214,207
                                                          ------------   ------------

     Property and equipment is pledged as collateral under a line of credit agreement and various notes payable (see Notes 5 and 6).

4.   ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                              DECEMBER 31,
                                      ---------------------------
                                          1998           1997
                                      ------------   ------------

 Accrued compensation                 $  1,157,793   $    855,806
 Accrued interest                          829,114        411,913
 Accrued professional fees                 337,984        897,837
 Accrued restructuring charges             415,412      1,101,266
 Accrued taxes and other                   924,348      1,367,019
                                      ------------   ------------

                                      $  3,664,651   $  4,633,841
                                      ------------   ------------

     The Company has a revolving line of credit with a lender which allows the Company to borrow the lesser of $100,000,000 or 55% of certain eligible accounts receivable at prime plus 2.5%. Interest is payable monthly with all of the outstanding principal due December 2001. The line of credit is collateralized by substantially all the assets of Florida Finance Group, Inc. and is guaranteed by Smart Choice Holdings, Inc.; Smart Choice Automotive Group, Inc.; and First Choice Auto Finance, Inc. The balance at December 31, 1998 and 1997 under this line of credit was $63,700,000 and $31,400,000, respectively, and represents the maximum amount available under the line of credit at these dates. Unamortized debt discount was $87,567 and $170,400 at December 31, 1998 and 1997, respectively. The line of credit agreement contains various financial and operating covenants. As of December 31, 1998, the Company was in violation of the net income requirement. The Lender waived compliance with this covenant through January 1, 2000.

5.   LINE OF CREDIT

     The following summarizes certain information about the borrowings under the line of credit:

                                                    1998            1997
                                                ------------    ------------

Maximum amount outstanding at any month
  end                                           $ 65,941,239    $ 31,681,590
Average amount outstanding during the
  period                                          49,591,667      21,921,484
Weighted average interest rate during the
  period                                               10.97%          11.45%
                                                ------------    ------------

     Interest rates ranged from 10.25% to 11.50% and 11.25% to 11.50% and interest expense was $5,373,239 and $2,235,954 for the years ended December 31, 1998 and 1997, respectively.

6.   NOTES PAYABLE Notes payable consist of the following:


                                                                                            DECEMBER 31,
                                                                                  -------------------------------
                                                                                      1998                1997
                                                                                  ------------        -----------

10% term notes payable, interest payable semiannually, unpaid principal and interest due April 2000 or upon the sale of all or substantially all of the outstanding stock or assets of Eckler Industries, Inc. or the completion of a public offering in which the Company realizes at least $10 million in gross proceeds, collateralized by substantially all of the assets as well as all of the issued and outstanding stock of Eckler Industries, Inc. and
  guaranteed by Smart Choice Automotive Group, Inc.                               $  7,000,000        $        --

Notes payable issued in connection with various acquisitions, interest ranging
  from 9% to 12%, payable through June 2002.                                         4,776,695          6,029,146

12% unsecured convertible note payable, interest payable quarterly, unpaid principal and interest due May 2002, convertible at a rate of one share of common stock for every $15.00 of outstanding principal, conversion price
  adjustable upon the occurrence of certain events.                                  4,000,000          4,000,000

12% convertible note payable, net of discount, interest payable quarterly, unpaid principal and interest due June 2000, originally convertible at a rate of one share of common stock for every $12.00 of outstanding principal, conversion price adjustable upon the occurrence of certain events. On
  December 31, 1997, the conversion price was adjusted to 90% of the market price of the Company's common stock. Accordingly, $282,506 of interest expense has been recorded for the year ended December 31, 1997 for the difference between the conversion price of the note payable and the fair
  market value of the Company's common stock on the date of adjustment.              3,418,125          3,025,125

Prime + 1.5% (9.25% at December 31, 1998) mortgage note payable, principal payments of $14,405 plus interest payable monthly, outstanding principal and interest due July 2001, collateralized by property and equipment of Eckler
  Industries, Inc. and guaranteed by Eckler Industries, Inc.                         2,306,903          2,500,000

Variable rate installment loan payable, principal and interest payable monthly, outstanding principal and interest due December 2009,
  collateralized by certain property of the Company, repaid in 1998.                        --          2,199,900

Various unsecured notes payable to investors bearing interest at rates ranging from 10%-16%, interest payable monthly, outstanding principal balances due
  through December 2001.                                                             1,270,507          1,699,142

10% term note payable, interest payable monthly, outstanding principal due upon the earlier of April 2000, or the sale or transfer of all or substantially all of the outstanding stock or assets of Eckler Industries,
  Inc., collateralized by substantially all of the assets as well as all of the issued and outstanding capital stock of Eckler Industries, Inc. and
  guaranteed by Smart Choice Automotive Group, Inc.                                  1,500,000          1,500,000

9% unsecured convertible notes payable, interest and principal due June 2000, convertible at a rate of one share of common stock for each $17.50 of
  principal, $800,000 was repaid in 1998.                                              467,601          1,267,601

8% convertible debentures, net of discount (see below)                                      --            965,784

12% unsecured convertible note payable, interest and principal due June 2000, convertible at a rate of one share of common stock for each $17.50 of
  principal.                                                                           600,000          1,031,008

Prime plus 1.75% (9.5% at December 31, 1998) notes payable, principal of
  $16,871 plus interest payable monthly, unpaid principal and interest due at various dates through July 2003, secured by substantially all the assets of
  First Choice Stuart 1, Inc. and guaranteed by First Choice Auto Finance,
  Inc. and Smart Choice Holdings, Inc. The notes are subject to various financial and operating covenants. As of December 31, 1998, the Company was in violation of the working capital and cash requirements. The lender has
  waived these violations through January 1, 2000.                                     759,818            894,173

8% note payable, principal and interest of $10,010 payable monthly through
  June 2007, collateralized by certain property of the Company.                        739,062            797,488

Prime (7.75% at December 31, 1998) unsecured convertible subordinated debenture, net of discount, interest payable quarterly, unpaid principal and interest due December 31, 2000, originally convertible at the rate of one share of common stock for every $18.00 of outstanding principal, conversion price adjustable upon the occurrence of certain events. On March 6, 1998, the conversion price was adjusted to 90% of the market price of the
  Company's common stock. Accordingly, $83,333 of interest expense has been recorded for the difference between the conversion price of the debenture and the fair market value of the Company's common stock on the date of adjustment. This debenture was converted in March 1999 into 398,799 shares
  of common stock.                                                                     715,263            697,895

Prime plus 1% unsecured note payable, interest payable monthly, outstanding
  principal repaid in 1998.                                                                 --            600,000

7.75% note payable, principal and interest of $8,683 payable monthly through
  December 2003, secured by certain real property of the Company, repaid in
  1998.                                                                                     --            498,923

12% convertible debentures (see below)                                                 340,000            410,000

Prime plus 1% note payable, interest payable monthly, principal due upon
  demand, repaid in 1998.                                                                   --            300,000

Various notes payable bearing interest at rates from 6% to 12%, principal and
  interest payable through April 2011.                                                 199,505            274,023

10% unsecured note payable, interest payable monthly, outstanding principal
  repaid in 1998.                                                                           --            257,250

Prime plus 1% (8.75% at December 31, 1998) unsecured convertible subordinated note payable, interest payable quarterly, unpaid principal and interest due
  June 1999, originally convertible at a rate of one share of common stock for every $15.00 of outstanding principal, conversion price adjustable upon the occurrence of certain events. On December 31, 1997, the conversion price was adjusted to 90% of the market price of the Company's common stock.
  Accordingly, $20,179 of interest expense has been recorded for the year ended December 31, 1997 for the difference between the conversion price of the note payable and the fair market value of the Company's common stock on the date of issuance. This note was converted in March 1999 into 132,933
  shares of common stock.                                                              250,000            250,000

                                                                                  ------------        -----------

Total notes payable                                                               $ 28,343,479        $29,197,458
                                                                                  ------------        -----------

     Aggregate maturities of notes payable over future years are as follows:
     1999 - $3,118,952; 2000 - $14,405,735; 2001 - $2,737,175; 2002 -
     $7,528,895; 2003 - $167,342; thereafter - $385,380.

     Unamortized debt discount was $116,610 and $611,196 at December 31, 1998 and 1997, respectively.

     8% CONVERTIBLE DEBENTURES

     The unsecured convertible debentures bear interest at 8%. Interest is payable monthly, and all outstanding principal is due April 1999. The debentures were convertible from December 14, 1997 through April 15, 1998 at a conversion price equal to 66 2/3% of the average closing bid price of the Company's common stock for the five trading days immediately preceding the conversion date. Accordingly, $525,000 of interest expense was recorded for the year ended December 31, 1997 for the difference between the conversion price of the debentures and the fair market value of the Company's stock at the time of issuance. The interest rate and conversion price are both adjustable upon the occurrence of certain events. During the year ended December 31, 1998, $965,784 of the debentures was converted into 276,523 shares of common stock.

     12% CONVERTIBLE DEBENTURES

     The convertible debentures bear interest at 12% and were due on November 19, 1997. The debentures were convertible prior to November 19, 1997 into the Company's common stock at a rate of one share of common stock for each $10.00 of outstanding principal. Additionally, holders of the debentures who did not convert prior to the maturity date received, for each $20,000 debenture, a warrant to purchase 600 shares of the Company's common stock at $6.00 per share. The warrants are immediately exercisable and expire five years from the date of issuance. During 1998, the maturity date of the convertible debentures was extended to January 1999 and the interest rate was increased to 15%.

7.   FLOOR PLANS PAYABLE Floor plans payable consist of the following:

                                                                                                DECEMBER 31,
                                                                                          ------------------------
                                                                                              1998        1997
                                                                                          -----------  -----------
$3,350,000 floor plan line of credit, variable interest rate, interest payable monthly, principal balance payable at the earlier of the time a vehicle is sold or
  360 and 180 days from the time a vehicle is floored for new and used vehicles, respectively, guaranteed by Smart Choice Automotive Group, Inc., collateralized by vehicle inventory floored. The line of credit agreement contains certain financial
  ratio covenants.                                                                        $ 3,007,827  $ 3,285,165

$3,750,000 floor plan line of credit, interest at prime plus 1.5% (9.25% at December
  31, 1998), interest payable monthly, principal balance payable the earlier of (i) 48 hours from the time of sale of a vehicle or within 24 hours from the time payment is received from the purchaser of the vehicle or (ii) upon demand, collateralized by all inventory, fixed assets, holdback reserves, manufacturers' rebates, incentive payments and intangible assets of First Choice Auto Finance, Inc., guaranteed by
  Smart Choice Automotive Group, Inc.                                                       3,190,739    2,659,968

$3,000,000 floor plan line of credit, interest at prime plus 1% (8.75% at December 31,
  1998), interest payable monthly, principal payable upon sale of floored vehicle, guaranteed by Smart Choice Automotive Group, Inc., collateralized by certain assets of First Choice Stuart 1, Inc. The line of credit is subject to various financial and operating covenants. As of December 31, 1998 and December 31, 1997, the Company
  was in violation of certain of the covenants. The lender has waived these covenants
  through January 1, 2000.                                                                  2,503,402    2,341,959
                                                                                          -----------  -----------

Total                                                                                     $ 8,701,968  $ 8,287,092
                                                                                          -----------  -----------

8.   INCOME TAXES

The components of deferred income tax assets consist of the following:

                                                          DECEMBER 31,
                                                ----------------------------
                                                    1998            1997
                                                ------------    ------------

 Deferred income tax assets:
   Net operating loss carryforwards             $  2,910,000    $  3,476,000
   Accounts receivable                             4,672,000       2,589,000
   Stock options                                   1,901,000       1,805,000

   Charitable contribution carryforwards             303,000         523,000

   Compensation and accrued vacation                 915,000         423,000
   Depreciation and amortization                     626,000         243,000
   Inventory and other                               103,000         149,000
   Warranty reserve                                  235,000          93,000
                                                ------------    ------------

 Gross deferred income tax assets                 11,665,000       9,301,000
 Valuation allowance                             (11,665,000)     (9,301,000)
                                                ------------    ------------

 Total deferred income tax assets               $         --    $         --
                                                ------------    ------------

     The Company's valuation allowance increased by approximately $2,364,000 and $9,063,000 for the years ended December 31, 1998 and 1997, respectively, which represents the effect of changes in the temporary differences and net operating losses. The Company has recorded a valuation allowance to state its deferred tax assets at estimated net realizable value due to the uncertainty related to realization of these assets through future taxable income.

     At December 31, 1998, the Company had unused federal tax net operating losses (NOLs) to carry forward against future years' taxable income of approximately $8,557,000 expiring in various amounts through 2018. As a result of certain acquisitions, the use of approximately $1,141,000 of the NOLs will be limited each year under the provisions of Section 382 of the Internal Revenue Code of 1986, as amended, and the provisions of Treasury Regulation 1.1502-21 regarding separate return limitation years.

9.   Committments and Contingencies

     LEASES

     The Company conducts its operations partially from leased facilities. These leases are classified as operating leases and expire on various dates through 2005.

     The Company also leases equipment under capital leases which expire on various dates through 2003. The total capitalized cost for this equipment is $1,304,807 and $1,004,961 with accumulated depreciation of $509,444 and $116,015 as of December 31, 1998 and 1997, respectively.

     As of December 31, 1998, future minimum lease payments under capital leases and future minimum rental payments required under operating leases that have AND initial or remaining noncancelable lease terms in excess of one year are as follows:

                                            CAPITAL         OPERATING
                                            LEASES            LEASES
                                        -------------     -------------

 1999                                   $     368,993     $   2,257,000
 2000                                         351,203         1,848,000
 2001                                         280,355         1,702,000
 2002                                         189,936         1,158,000
 2003                                           1,737           670,000
 Thereafter                                        --           804,000
                                        -------------     -------------

                                            1,192,224     $   8,439,000
                                        -------------     -------------

Less amount representing interest             194,308
                                        -------------


Present value of net minimum
   lease payments                       $     997,916
                                        -------------

     Rental expense for the years ended December 31, 1998 and 1997 was approximately $2,742,000 and $1,524,000, respectively.

     EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements expiring at various dates through the year 2002. As of December 31, 1998, the Company's total noncancellable obligation under all employment agreements is approximately $2,222,000.

     LITIGATION

     During March 1999, certain shareholders of the Company filed two punitive class action lawsuits against the Company and certain of the Company's current and former officers and directors in the United States District Court for the Middle District of Florida (collectively, the "Securities Actions"). The Securities Actions purport to be brought by plaintiffs in their individual capacity and on behalf of the class of persons who purchased or otherwise acquired Company publicly traded securities between April 15,1998 and February 26, 1999. These lawsuits were filed following the Company's announcement on February 26, 1999 a preliminary determination had been reached that the net income for the year ended December 31, 1998 announced on February 10, 1999 was likely overstated in a material undetermined amount at that time. Each of the complaints assert claims for violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 of the Securities and Exchange Commission as well as a claim for the violation of Section 20(a) of the Exchange Act. The plaintiffs allege that the defendants prepared and issued deceptive and materially false and misleading statements to the public which caused plaintiffs to purchase Company securities at artificially inflated prices. The plaintiffs seek unspecified damages. The Company intends to contest these claims vigorously. The Company cannot predict the ultimate resolution of these actions at this time, and there can be no assurance that the litigation will not have a material adverse impact on the Company's financial condition and results of operations.

     The Company is involved in other legal and administrative proceedings and claims of various types. While any litigation contains an element of uncertainty, based upon the opinion of the Company's legal counsel, management presently believes that the outcome of such proceedings or claims which are pending or known to be threatened will not have a material adverse effect on the Company's financial position or results of operations since the Company has accrued sufficient amounts to cover the costs expected to be incurred in settlement of these actions.

     ENVIRONMENTAL MATTERS

     Some of the Company's past and present operations involve activities which are subject to extensive and changing federal and state environmental regulations and can give rise to environmental issues. As a result, the Company is from time to time involved in administrative and judicial proceedings and administrative inquiries related to environmental matters. Based on advice of counsel, management believes that the outcome of these matters will not have a material impact on the Company's financial position.

10.  Redeemable Convertible Preferred Stock

     During December 1996 and January 1997, the Company sold 395,000 shares of Series A redeemable convertible preferred stock. Proceeds from these offerings, net of offering costs, were approximately $977,000. The liquidation preference of each preferred share is $2.00. Upon the completion of an initial public offering of the Company that raises a minimum of $20 million in gross proceeds, each preferred share will be converted automatically into the higher of: (i) one share of the Company's $.01 par value common stock or (ii) that number of shares of common stock having a value (as measured by a public offering sale price) equal to $9.00. The holders of the Series A shares may require, by a two-thirds vote of the issued and outstanding Series A shares, that the Company offer to redeem the Series A shares at any time after September 30, 1998. The redemption price will equal $2.00 per share. As of December 31, 1998, all of these Series A shares had been exchanged for 526,500 shares of common stock of the Company.

     On September 30, 1997, the Company completed an offering of 300 units of Series A redeemable convertible preferred stock and warrants at $10,000 per unit. Proceeds from the offering, net of offering costs, were approximately $2,965,000. Each unit consists of one share of Series A redeemable convertible preferred stock and one warrant to acquire 150 shares of common stock for each preferred share purchased at a price equal to $16.20 per share. The warrants expire five years after the date of issuance. The preferred stock is convertible into shares of common stock at a conversion price which, at the option of the buyer, is either fixed at a rate of 135% of the market price of common stock on the date of issuance of the preferred stock, or floating at a rate of 100% of the market price of the common stock if converted during the period 90 days after the issuance of the preferred stock and 90% of the market price if converted at any time after that 90-day period. Accordingly, since none of the preferred stock was converted 90 days after issuance, a preferred stock dividend of $333,333 ($.08 per share) has been recorded for the year ended December 31, 1997 for the difference between the discounted conversion price of the preferred stock and the fair market value of the Company's common stock at the time of issuance. The preferred stock is redeemable at the option of the buyer upon the occurrence of certain events at a price per share that is also dependent upon the occurrence of certain events.

     On December 10, 1997, the Company issued an additional 100 units of the Series A redeemable convertible preferred stock and associated warrants for net proceeds of $1,000,000. Each unit consists of one share of Series A redeemable convertible preferred stock and one warrant to acquire 150 shares of common stock for each preferred share purchased at a price equal to $10.46 per share. The warrants expire five years after the date of issuance. The preferred stock has features identical to that of the Series A redeemable convertible preferred stock issued on September 30, 1997. As of December 31, 1998, all but one share of Series A redeemable convertible preferred stock issued in September 1997 and December 1997 had been converted into 872,462 shares of common stock.

11.  Preferred Stock

     In May 1998, the Company sold to a private investment group 220 shares of the Company's Series B convertible preferred stock for $10,000 per share. Proceeds from this offering, net of offering costs, were approximately $2,200,000. The Series B convertible preferred stock accrues dividends at a rate of 11% per year and is convertible into common stock at a conversion rate of $10.00 per share. After November 5, 1999, the Company may, at its option, redeem the Series B convertible preferred stock for $10,000 per share. In connection with the issuance of the Series B convertible preferred stock, the Company agreed to certain limitations on the issuance of additional shares of preferred stock by the Company.

     In June 1998, the Company sold to a private investment group 24.98 shares of the Company's Series C convertible preferred stock for $10,000 per share. Proceeds from this offering, net of offering costs, were approximately $249,800. The Series C convertible preferred stock accrues dividends at a rate of 11.0% per year and is convertible into common stock at a conversion rate of $11.18 per share. After December 2, 1999, the Company may, at its option, redeem the Series C convertible preferred stock for $10,000 per share. In connection with the issuance of the Series C convertible preferred stock, the Company agreed to certain limitations on the issuance of additional shares of preferred stock by the Company.

     In June 1998, the Company sold to a private investment group 350 shares of the Company's Series D convertible preferred stock for $10,000 per share. Proceeds from this offering, net of offering costs, were approximately $3,441,600. The Series D convertible preferred stock accrues dividends at a rate of 11.0% per year for five years, after which the rate increases to 20% per year. The Series D convertible preferred stock is convertible into common stock at a conversion rate of $12.00 per share. After June 22, 2001, the Company may, at its option, redeem the Series D convertible preferred stock for $10,000 per share. In connection with the issuance of the Series D convertible preferred stock, the Company agreed to certain limitations on the issuance of additional shares of preferred stock by the Company.

12.  Contingent Redemption Value of Put Options

     In connection with the acquisitions in January and February 1997 ("Predecessor Acquisition"), two founding stockholders of SCHI each received 588,695 shares of common stock of the Company in exchange for shares of SCHI common stock. Each of the two founding stockholders were also beneficiaries under two trusts, the Management Trust and the Finance Trust. As part of the Predecessor Acquisition, these trusts received a total of 710,000 shares of common stock in exchange for the SCHI common stock. The founding stockholders have the sole right to receive any proceeds of the sale of the common stock held by the trusts.

     The trusts shall, after the first to occur of the satisfaction of the purposes of the trusts and the exercise or expiration of all options granted with respect to the shares of the Company's common stock on February 15, 2007, cause shares of common stock held by the trust to be purchased by the Company (the "Put Options"). The purchase price per share for the Finance Trust is $4.00 and for the Management Trust is the average of the closing market price for 20 days immediately preceding the date of the trustees' notice regarding such purchase by the Company. Accordingly, the redemption value of the Put Option of $1,539,148 and $2,840,006 as of December 31, 1998 and 1997, respectively represents the options' price multiplied by the number of shares under option, and is presented in the accompanying consolidated balance sheet as "Contingent Redemption Value of Common Stock Put Options." The decrease in the redemption value of $1,300,852 during 1998 was recorded as additional paid-in capital.

     Options were granted to employees and lenders under these trusts. The trusts will receive the proceeds, if any, from the exercise of these options. Since these options were not granted by the Company and their exercise will not result in the issuance of any additional common stock, they have been excluded from the tables included in Note 13.

13.  Capital Stock

     INCREASE IN PAR VALUE AND STOCK SPLIT

     In March 1997, the Company authorized an increase in the par value of its common stock from $.001 to $.01. On July 23, 1998, the Board of Directors authorized a 1-for-2 reverse stock split with respect to the common stock. All common share information included in the accompanying financial statements has been retroactively adjusted to give effect to the increase in par value and the reverse stock split.

     STOCK OPTIONS

     The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for options issued to employees. Accordingly, no compensation cost has been recognized for options granted to employees at exercise prices which equal or exceed the market price of the Company's common stock at the date of grant. Options granted at exercise prices below market prices are recognized as compensation cost measured as the difference between market price and exercise price at the date of grant.

     Statement of Financial Accounting Standards No. 123 (FAS 123) "Accounting for Stock-Based Compensation," requires the Company to provide pro forma information regarding net income and earnings per share as if compensation cost for the Company's employee stock options had been determined in accordance with the fair market value based on the method prescribed in FAS
     123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended December 31, 1998 and 1997, respectively: no dividend yield, an expected life of 5.0 and 4.9 years; expected volatility of 75% and 61%, and a risk-free interest rate of 5.6% and 6%.

     Under the accounting provisions of FAS 123, the Company's net loss applicable to common stock and loss per share would have been increased to the pro forma amounts indicated below:

                                                       YEAR ENDED DECEMBER 31,
                                           -----------------------------------------------
                                               1998             1997             1996
                                           -------------    -------------    -------------

Net loss applicable to common
  stock from continuing operations

    As reported                            $  (7,777,224)   $ (17,589,020)   $    (703,788)
    Pro forma                                 (7,998,224)     (21,177,799)        (703,788)

Basic loss per common share from
  continuing operations

    As reported                            $       (1.26)   $       (3.97)   $        (.26)
    Pro forma                                      (1.29)           (4.76)            (.26)

Net loss applicable to common stock

    As reported                            $  (7,348,386)   $ (18,981,938)   $    (703,788)
    Pro forma                                 (7,569,386)     (22,570,717)        (703,788)

Basic loss per common share

    As reported                            $       (1.19)   $       (4.28)   $        (.26)
    Pro forma                                      (1.22)           (5.09)            (.26)
                                           -------------    -------------    -------------


     The following table summarizes information about employee plan and non-plan stock option activity for the periods ended December 31, 1998, 1997 and 1996:

                                                                      WEIGHTED-AVERAGE
                                                    WEIGHTED-AVERAGE   FAIR VALUE OF
                                                       EXERCISE           OPTIONS
                                         SHARES          PRICE            GRANTED
                                      ------------  ----------------  ----------------

Outstanding, December 31, 1996                  --    $         --     $         --
  Acquired in merger                        87,500            5.32               --
  Granted, at market value                 419,000            9.78             5.56
  Granted, above market value               15,000           13.00             7.10
  Granted, below market value               25,000            8.14             5.06
  Exercised                                 (6,250)           5.00               --
  Forfeited                                 (1,500)           9.76               --
                                      ------------    ------------     ------------

Outstanding, December 31, 1997             538,750            9.12               --
  Granted, at market value                 909,200            8.17             5.27
  Exercised                                 (5,000)           5.50               --
  Forfeited                               (104,575)           9.39               --
                                      ------------    ------------     ------------

Outstanding, December 31, 1998           1,338,375    $       8.47     $         --
                                      ------------    ------------     ------------

     At December 31, 1998 and 1997, a total of 413,250 and 301,250 options were exercisable at a weighted-average exercise price of $7.34 and $8.48, respectively.

     The following table summarizes information about non-plan stock option activity issued to non-employees for the periods ended December 31, 1998, 1997 and 1996:

                                                                      WEIGHTED-AVERAGE
                                                    WEIGHTED-AVERAGE    FAIR VALUE OF
                                                        EXERCISE           OPTIONS
                                         SHARES           PRICE            GRANTED
                                      ------------  ----------------  ----------------

Outstanding - inception                         --    $         --     $         --
  Granted, above market value              145,000            9.50               --
                                      ------------    ------------     ------------

Outstanding, December 31, 1996             145,000            9.50               --
  Acquired in merger                       522,000            7.62               --
  Granted, at market value                 116,250           10.12             5.16
  Granted, above market value              150,000           16.34             4.56
  Forfeited                               (340,000)           7.58               --
  Expired                                  (20,000)          10.00               --
                                      ------------    ------------     ------------

Outstanding, December 31, 1997             573,250           10.82               --
  Granted, at market value                  43,750            6.34             4.16
  Granted, above market value                6,250            8.75             5.42
  Exercised                                (66,250)           5.69               --
                                      ------------    ------------     ------------

Outstanding, December 31, 1998             557,000    $      10.14     $         --
                                      ------------    ------------     ------------

     At December 31, 1998, 1997 and 1996, a total of 532,000, 498,250 and
     131,000 options were exercisable at a weighted-average exercise price of $10.17, $10.28 and $9.84, respectively.

     The following table summarizes information about stock options outstanding and exercisable at December 31, 1998:

                          OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                   ----------------------------------  ------------------------
                                WEIGHTED-   WEIGHTED-                 WEIGHTED
                                AVERAGE     AVERAGE                   AVERAGE
    RANGE OF         NUMBER     EXERCISE   REMAINING      NUMBER      EXERCISE
 EXERCISE PRICES   OUTSTANDING   PRICE        LIFE      EXERCISABLE     PRICE
----------------   -----------  --------  ----------    -----------  ----------
**

 $3.38 to $ 5.00       254,250  $   4.10   3.9 years        156,250      $3.96
 $6.00 to $ 8.50        96,975      7.59   3.7 years         32,500       7.15
 $9.00 to $13.00       987,150      9.68   4.0 years        224,500       9.72
----------------  ------------  --------  ----------    -----------  ----------
                     1,338,375  $   8.47                    413,250      $7.34
                  ------------  --------                -----------  ----------

 NON-EMPLOYEE & NONPLAN OPTIONS
 ------------------------------    -----------------        ------------------
 $3.52 to $6.00       127,500      $ 5.24  3.0 years        127,500    $  5.24
 $8.75 to $13.00      379,500       10.82  3.2 years        354,500      10.90
 $17.50                50,000       17.50  3.0 years         50,000      17.50
                  -----------      ------                   -------    -------

                      557,000      $10.14                   532,000    $ 10.17
                  -----------      ------                   -------    -------

     COMMON STOCK OPTIONS ISSUED - COMPENSATION

     During the years ended December 31, 1998 and 1997, compensation expense of $215,875 and $3,809,826 was recognized on common stock options granted to employees and directors, respectively.

     COMMON STOCK OPTIONS ISSUED - CONSULTANTS

     During the year ended December 31, 1997, options granted to consultants were valued at $607,700 in accordance with FAS 123.

     COMMON STOCK ISSUED - PROFESSIONAL FEES

     During the year ended December 31, 1997, the Company issued 8,965 shares of common stock as payment for professional services. The shares were valued at $99,806, which represents the fair value of the stock on the date of issuance.

     COMMON STOCK OPTIONS AND WARRANTS ISSUED - LENDERS

     During 1997, the Company entered into various agreements with lending institutions and issued options and warrants to purchase 236,250 shares of the Company's common stock at exercise prices ranging from $4.00 to $24.00 per share. The options and warrants expire at various dates ranging from December 1999 through August 2002. During 1998, the exercise price of certain of the options and warrants was reduced pursuant to the provisions of the individual option and warrant agreements.

     The above common stock options and warrants were valued at $1,350,253 in accordance with the provisions of FAS 123. This amount was recorded as debt discount and is being amortized over the life of the related debt. Interest expense related to these options and warrants was $577,419 and $466,979 for the years ended December 31, 1998 and 1997, respectively.

     COMMON STOCK WARRANTS ISSUED - PREFERRED STOCKHOLDERS

     During the year ended December 31, 1998, the Company issued common stock warrants to purchase 40,000 shares of common stock at exercise prices ranging from $10.46 to $16.20 per share to certain of its preferred stockholders. The warrants were valued at $254,802 in accordance with the provisions of FAS 123. This amount was recorded as penalty expense and is included as selling, general and administrative expenses in the accompanying consolidated statements of operations.

     COMMON STOCK ISSUED - DEBT CONVERSION

     During the year ended December 31, 1998, the Company issued 343,943 shares of common stock in conversion of debt amounting to $1,497,716.

     During the year ended December 31, 1997, the Company issued 221,257 shares of common stock in conversion of debt amounting to $1,770,056.

     COMMON STOCK - INCENTIVE PLAN

     During 1998, the Company's Board of Directors and stockholders approved the 1998 Executive Incentive Compensation Plan (the "Plan"). This Plan provides for grants of stock options, stock appreciation rights, restricted stock, deferred stock dividend equivalents and other forms of stock-based and non stock-based compensation. The Plan provides that up to 750,000 shares of the Company's common stock may be granted as awards under the Plan.

     STOCK WARRANTS

     At December 31, 1998, the Company had the following stock warrants outstanding:

                                                   NUMBER OF
                                                   UNDERLYING         EXERCISE
 EXPIRATION DATE                                     SHARES            PRICE
                                                   ----------       -----------

 December 31, 1999                                     35,000        $    4.00
 November 8, 2000                                       6,250        $   12.00
 November 14, 2000                                    642,000        $   13.00
 March 30, 2001                                        10,000        $    8.40
 August 29, 2002                                       26,250        $    4.75
 September 30, 2002                                    45,000        $   16.20
 November 19, 2002                                     16,560        $    6.00
 December 10, 2002                                     15,000        $   10.46
 December 24, 2002                                     45,000        $    8.00
 December 30, 2002                                        600        $    6.00
 January 29, 2003                                      37,410        $   10.00
 June 1, 2003                                          10,001        $   10.46
 June 1, 2003                                          29,999        $   16.20
                                                    ---------
                                                      919,070
                                                    ---------

     At December 31, 1998, 919,070 of the warrants were exercisable.

     SHARES RESERVED

     At December 31, 1998, the Company has reserved approximately 11,985,000 shares of common stock for future issuance under all of the above arrangements, the convertible debt and the convertible preferred stock.

14.  Restructuring Charge

     During the fourth quarter of 1997, after all acquisitions were completed, the Company implemented a restructuring program (the "Program") designed to enhance overall competitiveness and efficiency through the reduction of operating costs. The Program resulted in a charge to operations of $2,117,906. The charge consists primarily of costs related to employment contract terminations and severance pay. At December 31, 1998 and 1997, approximately $415,000 and $1,101,266 related to disputed employment termination claims was included in accrued expenses.

15.  Retirement Benefit Plan

     The Company sponsors a defined contribution pension plan for all employees meeting certain eligibility requirements. The plan provides for voluntary employee contributions and contributions by the Company to be determined at the discretion of the Board of Directors. The Company made no contribution to the plan for the years ended December 31, 1998 and 1997.

16.  SUPPLEMENTAL CASH FLOW INFORMATION

     The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

                                                       YEAR ENDED DECEMBER 31,
                                                     ----------------------------
                                                         1998            1997
                                                     ------------    ------------

Cash paid for interest                               $  8,611,127    $  4,228,339
                                                     ------------    ------------
Noncash investing and financing activities:
  Notes payable and capital lease obligations
    incurred in connection with the purchase of
    property and equipment                           $    316,516    $  3,722,670
  Notes payable issued in connection with
    acquisitions                                               --      11,015,272
  Modification to conversion price of debt                 83,333              --
  Increase (decrease) in contingent liability of
    put options                                        (1,300,852)      2,840,000
  Common stock issued in connection with
    acquisitions                                               --      14,413,880
  Common stock issued for conversion of debt            1,497,716       1,770,056
  Common stock options granted to employees and
    directors                                             215,875       3,809,826
  Common stock options and warrants issued to
    consultants, lenders and others                       254,802       1,957,953
  Common stock issued for services                         36,376          99,806
  Common stock issued by stockholders for
    cancellation of common stock options granted
    by the Company                                             --         800,000

  Common stock issued for stock notes receivable          115,200              --
  Contribution to capital by stockholder                       --         159,203
  Debt discount on convertible debt                            --         827,685
  Common stock issued for conversion of
    preferred stock and accrued dividends               4,931,835              --
  Purchase of treasury stock for reduction of
    accounts receivable and acquisition debt               93,900              --
                                                     ------------    ------------

17.  DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. The following summary presents a description of the methodologies and assumptions used to determine such amounts:

     LIMITATIONS

     Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Changes in assumptions could significantly affect these estimates.

     Since the fair value is estimated as of December 31, 1998, the amounts that will actually be realized or paid in settlement of the instruments could be significantly different.

     CASH AND CASH EQUIVALENTS

     The carrying amount is assumed to be the fair value because of the liquidity of these instruments.

     FINANCE RECEIVABLES, NET

     The carrying amount is assumed to be the fair value because of the relative short maturity and repayment terms of the portfolio as compared to similar instruments.

     ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     The carrying amount approximates fair value because of the short maturity of these instruments.

     NOTES PAYABLE

     The terms of the Company's notes payable approximates the terms in the market place at which they could be replaced. Therefore, the fair value approximates the carrying value of these financial instruments.

18.  SEGMENT INFORMATION

     During 1998, the Company adopted Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 requires that public enterprises report certain information about reporting segments in financial statements. It also requires the disclosure of certain information regarding services provided, geographic areas of operation and major customers.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Intercompany revenues are market based. The Company evaluates performance based on operating earnings of the respective business units.

     The Company's continuing operations are classified into two reportable segments. The used car stores segment operates a network of 26 used car stores in Florida. The Company primarily sells used vehicles to payment-sensitive non-prime customers who, most likely, would be unable to purchase a vehicle without financing through the Company's financing services segment. These segments exclude the activities of the discontinued operations (see Note 18).

     The following table shows certain financial information by reportable segment as of and for the years ended December 31, 1998, 1997 and 1996 and excludes the operations of the discontinued segments:


                                          USED CAR      FINANCING        CORPORATE      DISCONTINUED
                                           STORES        SERVICES        AND OTHER        OPERATIONS      COMBINED
                                       -------------   -------------   -------------    -------------   -------------
            1998

Revenue from external customers        $  78,227,027   $  15,709,539   $   1,448,261    $          --   $  95,384,827
Intercompany revenues                             --       5,434,451              --               --       5,434,451
Operating income (loss)                    4,411,292       4,933,046      (7,606,726)              --       1,737,612
Depreciation and amortization                181,377          69,469       1,690,551          272,799       2,214,196
Interest expense                             300,527       5,629,078       2,822,056               --       8,751,661
Abandoned public offering costs                   --              --       1,062,962               --       1,062,962
Identifiable assets                       15,918,151      66,174,394      16,913,961       24,585,527     123,592,033
Capital expenditures                         447,039         266,709         409,155          341,999       1,464,902


            1997

Revenue from external customers        $  35,279,228   $   6,898,694   $   1,177,903    $          --   $  43,355,825
Intercompany revenues                             --       2,310,962              --               --       2,310,962
Operating income (loss)                       71,502       3,028,598     (14,777,708)              --     (11,677,608)
Depreciation and amortization                 41,709           8,078       1,270,695          364,758       1,685,240
Compensation expense related to
  options                                         --              --       4,649,702               --       4,649,702
Restructuring charges                             --              --       2,117,906               --       2,117,906
Interest expense                             153,405       2,902,039       2,517,863               --       5,573,307
Identifiable assets                       10,273,420      34,763,399      18,719,167       25,349,005      89,104,991
Capital expenditures (exclusive of
  acquisitions)                            1,494,370         178,238       3,182,884          223,822       5,079,314

            1996

Revenue from external customers        $          --   $          --   $          --    $          --   $          --
Operating income (loss)                           --              --        (670,616)              --        (670,616)
Depreciation and amortization                     --              --           4,381               --           4,381
Interest expense                                  --              --          33,172               --          33,172
Identifiable assets                               --              --         716,290               --         716,290
Capital expenditures                              --              --          24,586               --          24,586
                                       -------------   -------------   -------------    -------------   -------------

19.  DISCONTINUED OPERATIONS

     In January 1999, management of the Company made a decision to discontinue the operations of the new car dealerships segment and the parts and accessories segment in order to focus the Company's continuing operations exclusively on the retail sale of used cars through its used car stores, as well as the financing of the used cars sold. The new car dealerships segment operates two new car dealerships in Florida. The parts and accessories segment sells and distributes Corvette parts and accessories throughout the United States, primarily through its extensive catalog. These two segments are expected to be sold during 1999 at a net gain.

     Revenues of the discontinued operations were $46,499,679 and $25,247,834 during 1998 and 1997, respectively. Consolidated interest that is not attributable to other operations of the Company was allocated to discontinued operations based upon net assets of the discontinued operations to the total net assets of the consolidated Company. The amount of interest allocated to discontinued operations was $584,587 and $487,989 during 1998 and 1997, respectively.

     The net assets of the discontinued operations included in the December 31, 1998 and 1997 consolidated balance sheets consist of the following:

                                                     DECEMBER 31,
                                           --------------------------------
                                                1998            1997
                                           -------------    -------------

Cash and cash equivalents                  $     448,596    $     489,509
Accounts receivable                              857,293          854,382
Inventories                                    6,776,414        7,602,221
Notes receivable                                      --           46,280
Prepaid expenses                                 960,582          666,512
Property and equipment, net                    4,187,687        4,098,723
Goodwill, net                                 11,286,075       11,580,303
Other assets                                      68,880           11,075
Accounts payable                              (1,405,617)      (1,663,149)
Accrued expenses                                (625,187)        (696,467)
Notes payable                                 (3,066,721)      (5,189,282)
Floor plans payable                           (5,511,229)      (5,627,123)
Capital lease obligations                       (147,817)        (234,381)
                                           -------------    -------------

Net assets of discontinued operations      $  13,828,956    $  11,938,603
                                           -------------    -------------

20.  FOURTH QUARTER ADJUSTMENTS

     During the fourth quarter of 1998 and 1997, the Company recorded the following adjustments:

                                                          1998            1997
                                                     -------------   -------------
 Expense costs of abandoned public offering          $   1,062,962   $     479,406
 Restructuring charge                                           --       2,117,906
 Expense related to stock options, warrants and
   beneficial conversion feature                           554,010       1,405,087
 Increase in allowance for credit losses and
   other adjustments to finance receivables              3,314,012              --
 Inventory write-downs                                   1,094,096              --
 Write-down of goodwill from asset sale and
   impairment                                            1,045,847              --
                                                     -------------   -------------

     The effect of the above 1998 fourth quarter adjustments on previous quarters is as follows:

                                                     THREE MONTHS    THREE MONTHS
                                                         ENDED           ENDED
                                                        JUNE 30,     SEPTEMBER 30,
                                                          1998           1998
                                                     -------------   -------------

Quarterly adjustment                                 $   1,115,783   $   3,661,616
                                                     -------------   -------------

Net income (loss) applicable to common stock:
    As reported                                      $   2,355,206   $   1,627,992
    As restated                                          1,239,423      (2,033,624)

Basic earnings (loss) per share:
    As reported                                      $        0.36   $        0.25
    As restated                                               0.19           (0.34)


    As reported                                      $        0.36   $        0.23
    As restated                                               0.17           (0.34)
                                                     -------------   -------------